UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NMT Medical, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

May 1, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of NMT Medical, Inc. to be held at 1:00 p.m., local time, on Wednesday, June 18, 2008 at the Flagship Ballroom at the Seaport Hotel, One Seaport Lane, Boston, Massachusetts 02210.

On the pages after this letter you will find the notice of the Annual Meeting, which lists the matters to be considered at the Annual Meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2007.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose, or to vote by telephone or via the Internet, pursuant to the instructions in this proxy statement. This will ensure your proper representation at the Annual Meeting.

Thank you for your ongoing support and continued interest in NMT Medical, Inc.

Sincerely,

John E. Ahern President and Chief Executive Officer

NMT MEDICAL, INC.

27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 18, 2008

To the Stockholders of NMT Medical, Inc.:

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of NMT Medical, Inc., a Delaware corporation (the “Company”), will be held at the Flagship Ballroom at the Seaport Hotel, One Seaport Lane, Boston, Massachusetts 02210, on Wednesday, June 18, 2008 at 1:00 p.m., local time, to consider and act upon the following matters:

1.	To elect seven members of the Board of Directors, each to serve for a term expiring at the 2009 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 24, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 27 Wormwood Street, Boston, Massachusetts 02110-1625, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

Richard E. Davis, Secretary

Boston, Massachusetts

May 1, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE) IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

NMT MEDICAL, INC.

PROXY STATEMENT

Page #
ADDITIONAL INFORMATION	33
Matters to be Considered at the Meeting	33
Solicitation of Proxies	33
Householding of Annual Meeting Materials	33
Stockholder Proposals for 2009 Annual Meeting	34
Electronic Voting	34

NMT MEDICAL, INC.

27 WORMWOOD STREET

BOSTON, MASSACHUSETTS 02210-1625

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 18, 2008

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NMT Medical, Inc. (also referred to in this proxy statement as the “Company,” “NMT Medical,” “we” or “us”) for use at the 2008 Annual Meeting of Stockholders to be held at the Flagship Ballroom at the Seaport Hotel, One Seaport Lane, Boston, Massachusetts 02210, on Wednesday, June 18, 2008 at 1:00 p.m., local time, and at any adjournment of that meeting (the “Annual Meeting”). All proxies will be voted in accordance with the stockholders’ instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

At the close of business on April 24, 2008, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 13,007,767 shares of our common stock, par value $.001 per share, which we refer to as the common stock, constituting all of our outstanding voting stock. Each share of our common stock entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

Our annual report for the year ended December 31, 2007 is being mailed to stockholders with the mailing of this notice and proxy statement and the enclosed proxy on or about May 16, 2008.

A copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, which we refer to as the Commission, will be furnished without charge to any stockholder upon written request to the Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625.

HOW TO VOTE YOUR SHARES

You may vote your shares at the Annual Meeting in person, by proxy, over the Internet, or by telephone:

•	To vote in person, you must attend the Annual Meeting, and then complete and submit the ballot provided at the Annual Meeting.

•

To vote by proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the Annual Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Annual Meeting in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the election of the nominated directors and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

•	To vote over the Internet, if you have Internet access, you may vote your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

•	To vote by telephone, you may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

PROPOSALS

The proposals being presented for stockholder action are set forth on the proxy card accompanying this proxy statement and are discussed in detail on the following pages. Shares you maintain voting power over that are represented by proxy will be voted at the Annual Meeting in accordance with your instructions indicated on the attached proxy card, whether executed by you or through Internet or telephonic voting.

The first proposal is to elect seven directors, each to serve for a term expiring at the 2009 Annual Meeting of Stockholders. You may grant or withhold authority to vote your shares to elect all seven nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions as instructed on the proxy card. Your shares will be voted as you indicate on the proxy card, whether executed by you or through Internet or telephonic voting. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all seven nominees named in this proxy statement.

The second proposal is to ratify the selection of Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm for the fiscal year ending December 31, 2008. You are provided the opportunity on the proxy card to vote for or against this proposal or to abstain from voting with respect to this proposal. Your shares will be voted as you indicate on the proxy card, whether executed by you or through Internet or telephonic voting. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

VOTES REQUIRED

The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock present at the Annual Meeting or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares of our common stock voting on the matter is required for the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock voting on the matter is required to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Shares which abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be voted in favor of such matter and will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect with respect to the voting on any of these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth certain information as of February 29, 2008 with respect to the beneficial ownership of our common stock by: (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each director and nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption “Executive Compensation” below, who are referred to in this proxy statement as the Named Executives; and (iv) all of our directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Common Stock(3)
Holders of more than 5% of our common stock
MFC Global Investment Management (U.S.), LLC and affiliates(4)	1,722,261	13.3%
101 Huntington Street
Boston, MA 02199

Glenhill Advisors, LLC and affiliates(5)	1,125,000	8.7%
598 Madison Avenue, 12th Floor
New York, NY 10022

Named Executives and Directors (which includes all nominees)
John E. Ahern(6)	578,721	4.3%

Richard E. Davis(7)	260,720	2.0%

Francis J. Martin(8)	69,500	*
6 Sawyer Road
Wellesley Hills, MA 02481

Cheryl L. Clarkson(9)	67,250	*
342 Beacon Street
Boston, MA 02481

Daniel F. Hanley, M.D.(10)	54,000	*
c/o The Johns Hopkins Medical Institutions
Director, Department of Neurology
Division of Brain Injury Outcomes
600 N. Wolfe Street
Jefferson 1-109
Baltimore MD 21287-7840

James E. Lock, M.D.(11)	21,300	*
c/o Children’s Hospital
300 Longwood Avenue
Boston, MA 02115

David L. West, Ph.D., M.P.H.	0	*
c/o Quintiles Consulting
1801 Rockville Pike
Suite 300
Rockville, MD 20852-1633

James J. Mahoney, Jr.(12)(13)	26,750	*
86 Winding River Road
Needham, MA 02492

All current directors and executive officers of the Company as a group (8 persons)(14)	1,078,241	7.9%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o NMT Medical, Inc., 27 Wormwood Street, Boston, MA 02210-1625.
(2)	The number of shares of our common stock beneficially owned by each holder named above is determined under the rules of the Securities and Exchange Commission, or the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the holder has sole or shared voting power or investment power and any shares which the holder has the right to acquire within 60 days after February 29, 2008 through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power, or shares such power with an affiliate, with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(3)	The number of shares deemed outstanding for the purpose of calculating these percentages consists of the 12,973,917 shares of our common stock outstanding on February 29, 2008 plus any shares of our common stock issuable to the holder in question within 60 days after February 29, 2008 upon exercise of stock options or any other rights.
(4)	This information is derived from a Schedule 13G filed with the Commission on February 7, 2008 by Manulife Financial Corporation (“MFC”) on behalf of MFC and its indirect, wholly-owned subsidiaries, John Hancock Advisers, LLC and MFC Global Investment Management (U.S.), LLC.
(5)	This information is derived from an Amendment to a Schedule 13G filed with the Commission on February 14, 2008 by Glenhill Advisors, LLC (“Glenhill Advisors”), Glenn J. Krevlin and Glenhill Capital Management, LLC (“Glenhill Capital”). Glenn J. Krevlin is the managing member and control person of Glenhill Advisors. Glenhill Advisors is the managing member of Glenhill Capital. Glenhill Capital is the general partner and investment advisor of Glenhill Capital LP, a security holder of the Company and sole shareholder of Glenhill Capital Overseas GP, Ltd. (“Glenhill Ltd.”). Glenhill Ltd. is the general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the Company.
(6)	Includes 377,022 shares of our common stock issuable to Mr. Ahern within 60 days after February 29, 2008 upon exercise of stock options and 66,000 shares of our common stock held by Charles Schwab FBO John E. Ahern. Also includes open market purchases by Mr. Ahern of 5,000 shares on March 13, 2008 and 5,000 shares on March 17, 2008.
(7)	Includes 132,000 shares of our common stock issuable to Mr. Davis within 60 days after February 29, 2008 upon exercise of stock options.
(8)	Includes 500 shares of our common stock held by Mr. Martin’s wife. Also includes 67,000 shares of our common stock issuable to Mr. Martin within 60 days after February 29, 2008 upon exercise of stock options.
(9)	Includes 65,000 shares of our common stock issuable to Ms. Clarkson within 60 days after February 29, 2008 upon exercise of stock options.
(10)	Includes 44,000 shares of our common stock issuable to Dr. Hanley within 60 days after February 29, 2008 upon exercise of stock options. Also includes an open market purchase of 7,500 shares on March 7, 2008.
(11)	Includes 21,300 shares of our common stock issuable to Dr. Lock within 60 days after February 29, 2008 upon exercise of stock options.
(12)	Includes 3,333 shares of our common stock issuable to Mr. Mahoney, within 60 days after February 29, 2008 upon exercise of stock options. Also includes an open market purchase of 10,000 shares on March 10, 2008.
(13)	On October 17, 2007, Harry A. Schult ceased serving as a director of the Company and on October 18, 2007, Mr. Mahoney was appointed as a member of our board of directors, filling the vacancy left by Mr. Schult’s resignation.
(14)	Includes an aggregate of 709,655 shares of our common stock issuable to all current directors and executive officers as a group within 60 days after February 29, 2008 upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and holders of more than 10% of the outstanding shares of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Based solely upon a review of reports submitted, and representations made, to us, we believe that during 2007 our executive officers, directors and holders of more than 10% of the outstanding shares of our common stock timely complied with all Section 16(a) filing requirements.

PROPOSAL 1—ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the seven nominees listed below, each to serve for a term expiring at the 2009 Annual Meeting of Stockholders, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, whether the proxy is executed by you or through Internet or telephonic voting. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board.

THE BOARD BELIEVES THAT APPROVAL OF THE ELECTION OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Nominees

Set forth below for each director and nominee is the name and age, position(s) with us, principal occupation and business experience during the past five years, and, where applicable, the year of his or her first election as a director of the Company:

John E. Ahern, age 63, has served as our President and Chief Executive Officer since September 2000. He also served as the Chairman of our Board from September 2003 to January 2008. Prior to joining the Company, Mr. Ahern was Vice President, Emerging Technology Investment Group at C.R. Bard, Inc., or Bard, a leading medical technology company, where he was responsible for identifying, investing in and managing early-stage medical technologies and companies. In his 13 years with Bard, Mr. Ahern also held the senior marketing and strategic planning positions in three of Bard’s cardiovascular divisions. Mr. Ahern’s more than 35 years experience in medical devices, pharmaceuticals and biotechnology also includes Vice President of Worldwide Sales and Marketing at Intra-Sonix, Inc., an early stage development company focused on minimally invasive surgery, Area Manager for the Middle East and North Africa at Abbott Laboratories, a leading health care company, and various sales and marketing positions at Becton Dickinson & Co., a major medical technology company. Mr. Ahern is inventor on five U.S. patents in the field of tissue engineering and cardiac regeneration. He is also a member of the American Heart Association Council on Stroke, and Council on Arteriosclerosis, Thrombosis and Vascular Biology. Mr. Ahern has served as a director or advisor to several medical technology companies.

Cheryl L. Clarkson, age 55, was elected a director of the Company in January 2001. Since 1999, Ms. Clarkson has served as the President and Chief Executive Officer of SkinHealth, Inc., a physician-based cosmetic dermatology company that Ms. Clarkson founded and that operates SkinHealth Centers throughout eastern New England. Ms. Clarkson has previously served as the acting Chief Executive Officer and the Chief Operating Officer of Peer Review Analysis, Inc., a publicly-traded health care adjudication and utilization review company, the President of ABIODENT, Inc., Danvers, Massachusetts, a dental device company, and the President of Beaver Steriseal, Inc., an ophthalmic surgical device company. Ms. Clarkson has also been the Vice President of Sales and Marketing for Rudolph Beaver, Inc., and spent ten years with American Hospital Supply Corporation in various management positions. She holds a Masters degree from the Sloan School of Management at M.I.T., where she was selected as a Sloan fellow. Ms. Clarkson serves as an overseer for a large teaching hospital.

Daniel F. Hanley, M.D., age 58, was elected a director of the Company in May 2003. Since 1996, Dr. Hanley has been a Professor of Neurology, Neurosurgery and Anesthesia/Critical Medicine at Johns Hopkins Medical Institutions. Since 1999, Dr. Hanley has also been Professor, School of Nursing; he is the Jeffrey and Harriett Legum Chair of Acute Care Neurology and Director of Brain Injury Outcomes Program at Johns Hopkins Medical Institutions. Dr. Hanley is a graduate of Williams College and Cornell University Medical College and has board certification in internal medicine, neurology and psychiatry. Dr. Hanley is a leading expert on multiple types of brain injury and brain injury recovery. He has received more than 40 clinical and basic research grants, predominately from the National Institute of Health and the FDA Orphan drugs program. He has published more than 150 articles in peer-reviewed journals, has received the Alexander Humboldt International Research Prize for his accomplishments in brain injury research and has extensive clinical trials experience in that field. His trainees are directors of over 20 brain intensive care units across the United States. Dr. Hanley is the Vice Chairman of the Board of Directors of the National Stroke Association and has developed nationally recognized education and training programs for that organization. He has significant business experience in the areas of clinical trials design, organization and interpretation, drug development, device development and regulatory compliance.

James E. Lock, M.D., age 58, was elected a director of the Company in August 2000. Since March 2002, Dr. Lock has been Physician-in-Chief at Children’s Hospital Boston, and since October 1993, he has been Chairman of the Department of Cardiology at Children’s Hospital Boston and the Alexander S. Nadas Professor of Pediatrics at Harvard Medical School. Dr. Lock attended medical school at Stanford University and pursued his pediatric residency and cardiology fellowship at the University of Minnesota. Thereafter, he trained in cardiovascular physiology for two years at the University of Toronto, Hospital for Sick Children. In September 1999, a device invented by Dr. Lock and licensed to us became the first septal occlusion device to receive United States Food and Drug Administration approvals under the Humanitarian Device Exemption regulations for use inside the human heart in the United States. During his career, Dr. Lock has trained numerous academic physicians in cardiopulmonary physiology, experimental interventional cardiology, and clinical interventional cardiology. The earliest trainees are now becoming directors of pediatric cardiology divisions, cardiac catheterization laboratories, and intensive care units. Dr. Lock is an inventor on seven U.S. patents and serves as a trustee of Children’s Hospital Boston and the Children’s Hospital Trust Board. He is also the president of the Boston Children’s Heart Foundation and is the president of the Friends of the Aldo Castañeda Foundation.

Francis J. Martin, age 71, was elected a director of the Company in February 2001. Since March 2007, Mr. Martin has been the Chief Executive Officer of Corindus Inc., a company that designs, manufactures and commercializes remote control operation systems for interventional cardiology. From October 2005 until March 2007, Mr. Martin was Executive Chairman of Cappella Inc., a medical device company that develops coronary stents. From September 2004 to October 2005, Mr. Martin was an independent consultant and advisor to global venture capital firms, corporations and entrepreneurs in the medical technology industry. From October 2000 to March 2005, Mr. Martin was the Chairman and Chief Executive Officer of Florence Medical LTD, which developed and marketed vascular blood flow software and hardware systems used to assist the interventional cardiologist in the diagnosis and treatment of vascular disease. From June 1993 to June 2000, he was founder, Chairman and Chief Executive Officer of CorMedica Corporation, a private, independent developer and manufacturer of catheter-based navigation systems for use in percutaneous cardiovascular applications. Mr. Martin has an extensive background in the medical device industry, having co-founded and managed Advanced Biomedical Instruments from 1979 to 1986 and PLC Systems from 1987 to 1993. Prior to that, Mr. Martin was with Becton Dickinson & Co. and Abbott Laboratories, where he held senior management positions, domestically and internationally, in marketing, sales and business development. Mr. Martin is a board member of CytoDome Inc. and Corindus Inc., each a privately-held medical device company.

James J. Mahoney, Jr., age 65, was appointed a director of the Company in October 2007 by our board of directors, filling a vacancy, and named Chairman of the Board in January 2008. Mr. Mahoney currently serves as President of the Mahoney Group, a private financial consulting firm, which he founded in 2004. Prior to founding the Mahoney Group, he co-founded the venture capital and equity investment firm HLM Management Company, where he spent 20 years working with portfolio companies in technology, health care services, medical technology and business services. Mr. Mahoney’s prior experience includes serving as general partner for Cowen & Company and as a securities analyst at Keystone Custodian Funds. Mr. Mahoney began his career in finance at Touche Ross & Company. Mr. Mahoney currently serves as the Lead Director of Aspect Medical Systems. He served as a director of PolyMedica Corporation (NASDAQ: PLMD) from 2005 to 2007 until PolyMedica’s acquisition by Medco Health Solutions (NYSE:MHS) in October 2007. Mr. Mahoney also serves as a board member for several privately held companies and as an advisor to six investment firms and endowment funds, and as a trustee of Blessed John XXIII National Seminary.

David L. West, Ph.D., M.P.H., age 61, was appointed a director of the Company in July 2007 by our board of directors. Dr. West is a Vice President of Quintiles Consulting, where he has been employed since 1994, assisting domestic and international medical device companies in developing and implementing strategic and regulatory plans for medical devices and combination products. From 1989 to 1993 Dr. West was Deputy Director of the Office of Device Evaluation, Center for Devices and Radiological Health, FDA. Dr. West is a leading expert in medical device laws and regulation, medical device development and evaluation, regulatory strategy and policy formulation, and device/drug/biologic combination products.

There are no family relationships among any of the executive officers and our director nominees.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that the Board has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the “Corporate Governance” section of our website at www.nmtmedical.com. Alternatively, you can request a copy of any of these documents by writing to NMT Medical, Inc., c/o Secretary, 27 Wormwood Street, Boston, Massachusetts 02210-1625.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the Board is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	the Board has full and free access to management and, as necessary and appropriate, independent advisors;

•	new members of the Board participate in an orientation program; and

•	at least annually, the Nominating and Corporate Governance Committee shall oversee an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively.

Role of the Board, Board Meetings and Attendance

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee our management and, in doing so, serve the best interests of the Company and our stockholders. The Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It evaluates our performance and that of our senior executives, as well as the overall effectiveness of our Board and its committees. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at board and committee meetings.

Our corporate governance guidelines provide that directors are responsible for attending Board meetings and meetings of committees on which they serve. The Board met 11 times during the fiscal year ended December 31, 2007, which is referred to in this proxy statement as fiscal 2007, either in person or by teleconference. During fiscal 2007, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Directors Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. Four directors attended the 2007 Annual Meeting of Stockholders.

Board Committees

The Board has established three standing committees—Audit, Joint Compensation and Options, and Nominating and Corporate Governance—each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the “Corporate Governance” section of our website at www.nmtmedical.com.

The Board has determined that each of the members of the Board’s three standing committees is independent as defined under the rules of the NASDAQ Stock Market that are applicable to us, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, evaluating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by Commission rules which is included on page 31 of this proxy statement.

The members of the Audit Committee are James J. Mahoney, Jr. (Chair), Cheryl L. Clarkson and Francis J. Martin. The Board has determined that Mr. Mahoney is an “audit committee financial expert” as defined by applicable SEC rules. Please see page 6 of this proxy statement for details with respect to Mr. Mahoney’s financial background. The Audit Committee currently acts under a charter that was first adopted and approved in June 2000 and was amended and restated in March 2004 and amended and restated again in March 2007. The Audit Committee met eight times during 2007.

Joint Compensation and Options Committee

The responsibilities of the Joint Compensation and Options Committee, which we sometimes refer to as the Compensation Committee, include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other named executive officer;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 13 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 18 of this proxy statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the Joint Compensation and Options Committee are Mr. Martin (Chair), Daniel F. Hanley, M.D. and David L. West, Ph.D., M.P.H. The Joint Compensation and Options Committee currently acts under a charter adopted and approved in March 2004 and that was amended and restated in March 2007. The Joint Compensation and Options Committee met four times during 2007. Ms. Clarkson, our Lead Director, served as a member of the Joint Compensation and Options Committee from 2001 until July 2007, when she was replaced by Dr. West.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are Ms. Clarkson (Chair), Dr. Hanley and Dr. West. The Nominating and Corporate Governance Committee currently acts under a charter adopted and approved in March 2004 and that was amended and restated in March 2007. The Nominating and Corporate Governance Committee met twice during 2007.

Executive and Director Compensation Process

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the Company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and approved by the Board at the end of each calendar year for the following year. These corporate goals target the achievement of specific research, clinical, regulatory, financial and operational milestones. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the Chief Executive Officer. Individual goals are proposed by each executive and approved by the Chief Executive Officer. The Chief Executive Officer’s goals are recommended by the Joint Compensation and Options Committee and approved by the Board. Annual salary increases, annual bonuses, and annual stock option awards granted to our Chief Executive Officer are tied to the achievement of these corporate, department and individual performance goals.

The Compensation Committee has delegated to John E. Ahern, our President and Chief Executive Officer, and Richard E. Davis, our Executive Vice President and Chief Financial Officer, the authority to make stock option grants under our 2007 Stock Incentive Plan to our employees or any of our present or future subsidiaries, provided, however, that:

•	such options shall be on the terms set forth in our standard form of stock option agreement (or such other form as the Compensation Committee may designate from time to time for this purpose);

•	any such options shall, to the maximum extent permitted by applicable federal tax laws be granted as incentive stock options;

•	the exercise price of such options shall be equal to the closing price of our common stock on the date of grant; and

•	he is not authorized:

•	to grant options to himself or to any other executive officer of the Company or to any person that the Board or the Compensation Committee may from time to time designate in writing;

•	to grant to any newly-hired employee of the Company options with respect to more than 25,000 shares of our common stock; or

•	to grant to any person, in any one calendar year, options with respect to more than 25,000 shares of our common stock;

and provided further that he shall maintain a list of the options granted pursuant to this delegated authority and shall report to the Compensation Committee regarding the options granted, at such times and in such form as the Compensation Committee may from time to time request.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics, which applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide a copy of our Code of Business Conduct and Ethics, at no charge, to you if you submit a written request to us at the following address: NMT Medical, Inc., c/o Secretary, 27 Wormwood Street, Boston, Massachusetts 02210-1625. You can also access our Code of Business Conduct and Ethics in the “Corporate Governance” section of our website at www.nmtmedical.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

Board Determination of Independence

Our common stock is listed on The NASDAQ Global Market. Under applicable NASDAQ rules, a majority of the Board must be comprised of independent directors, and a director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that neither Mr. Mahoney, Dr. West, Mr. Martin, Ms. Clarkson nor Dr. Hanley has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In addition, during fiscal 2007, the Nominating and Corporate Governance Committee retained the services of an executive search firm to help identify and evaluate potential additional director candidates. In connection with our acquisition of the CardioSEAL® Septal Occluder technology in 1996 from InnerVentions, Inc., we agreed to use our best efforts to nominate a designee of Fletcher Spaght, Inc. as a director of the Company, and certain of our stockholders agreed to vote their shares of our common stock in favor of such designee.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting assuming the nominee consents to such inclusion.

Communicating with the Independent Directors

The Board will give appropriate attention to written or oral communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic relevant to us to the Board should address such communications to Board of Directors, c/o Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625 or by telephone by calling (617) 737-0930. Absent unusual circumstances, the Secretary of the Company will promptly forward to each member of the Board any and all written or oral communications that are submitted by stockholders that he may receive.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of the Joint Compensation and Options Committee were Mr. Martin (Chair), Ms. Clarkson and Dr. Hanley, none of whom was a current or former officer or employee and none of whom had any related person transaction involving us.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Certain Relationships and Related Transactions

In connection with sales of our CardioSEAL® , STARFlex® and BioSTAR® implant devices and pursuant to the terms of a license agreement with Children’s Medical Center Corporation, which we refer to as CMCC, we paid an aggregate of approximately $1,989,000 in royalties to CMCC during 2007. James E. Lock, M.D., a member of the Board and an affiliate of CMCC, received approximately $497,000 of these royalty payments. This transaction was not reviewed under the policy described above under the heading “Policies and Procedures for Related Person Transactions” because such policy was adopted by the Board in March 2007. However, all of the material terms of the existing arrangement between CMCC and Dr. Lock were disclosed to the full Board in advance.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

Richard E. Davis, age 50, has served as our Vice President, Chief Financial Officer and Corporate Secretary since February 2001. Effective January 30, 2007, Mr. Davis’ title changed to Executive Vice President, Chief Financial Officer and Corporate Secretary. From August 2000 to February 2001, Mr. Davis served as our Interim Chief Financial Officer through his employment with the consulting firm of Argus Management Corporation. From July 1998 to July 2000, Mr. Davis was Vice President and Chief Financial Officer of Q-Peak, Inc., a marketer and manufacturer of solid-state laser systems. Prior to July 1998, Mr. Davis was employed for ten years by TJX Companies, Inc., a worldwide off-price retailer of apparel and home fashions, in various senior financial management positions where he was responsible for business and strategic planning, cash flow and expense management and accounting and operational controls.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Joint Compensation and Options Committee, which we sometimes refer to as the Compensation Committee, oversees our executive compensation program. In this role, the Compensation Committee annually reviews and approves all compensation decisions relating to our named executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is based on the principles of competitive and fair compensation and is designed to link executive compensation to sustained individual and corporate performance. We believe that the compensation of our executive officers should reflect their performance as a management team in achieving key long-term goals and short-term operating objectives, including:

•	successful completion of our clinical trials,

•	further development of our technology pipeline,

•	improvement of our market share, sales and long-term competitive advantage,

•	and ultimately, attainment of an increased market price for our common stock.

We believe that the performance of our executive officers in managing the Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that executive compensation should not be based on the short-term performance of our common stock, whether favorable or unfavorable, but rather that the price of our common stock will, in the long-term, reflect our operating performance, and ultimately, the effectiveness of the named executive officers in managing the Company.

In executing our executive compensation policy, we seek to reward each executive’s achievement of designated objectives relating to our annual and long-term performance and each executive’s individual fulfillment of responsibilities. While compensation survey data is a useful guide for comparative purposes—and the Compensation Committee referred to such data in its deliberations, we believe that a successful compensation programs also requires the Compensation Committee to apply its subjective judgment and determination in assessing individual performance. Accordingly, the Compensation Committee applies its judgment to adjust and align each individual element of our compensation program within the parameters of the broader objectives of our compensation program.

Our compensation program for executive officers is designed to achieve the following objectives:

•	attract, develop and retain qualified executives who are expected to contribute to our long-term success;

•

motivate executives to achieve our overall financial and non-financial performance objectives, such as achieving necessary regulatory approvals, while also rewarding them for superior performance and individual contributions;

•	align the interests of executives with the interests of our stockholders by securing the appropriate balance of strategic market expertise and continuity of our long-term strategies and goals; and

•	achieve equitable comparative compensation between each of the named executive officers and between the named executive officers on the one hand and the rest of our employees on the other.

We compensate our named executive officers based upon corporate and individual performance. Given the importance of our achievement of certain performance objectives, including progress relating to our ongoing clinical trials, revenues and continued financial and operational discipline, the Compensation Committee believes that the most appropriate means of linking executive compensation to our overall performance is to make the payment of annual cash incentive awards and the granting of options conditioned upon the achievement of specific and concrete performance milestones. Individual performance is evaluated by reviewing the executive’s attainment, or lack thereof, of individual performance objectives determined by the Compensation Committee after deliberation among the Committee members and consultation with the executive.

Compensation Committee Methodology

To ensure that our compensation program for our named executive officers is competitive and fair, the Compensation Committee (i) utilizes its own subjective assessment of the compensation of each named executive officer and (ii) compares our compensation practices against survey data compiling the publicly available compensation data of a peer group of companies, or Peer Group, including Abiomed, Inc., Aspect Medical Systems, Inc., Cerus Corporation, NeuroMetrix, Inc. and Possis Medical, Inc. The Compensation Committee also reviewed the National Association of Corporate Directors of 27 healthcare companies composite. The companies in our Peer Group were selected largely because they are of comparable size and industry classification and therefore are competitors in our effort to attract and retain qualified executives. In addition, to the extent that a compensation decision is being made in concert with the execution of a new or renewed employment agreement, additional pressure from actual and potential competitors and the bargaining process with the affected executive impact compensation as the Compensation Committee negotiates the agreement.

Components of Executive Compensation

The primary elements of our executive compensation program are:

•	base salary;

•	annual bonuses based on corporate and departmental performance;

•	discretionary and performance-based cash compensation and equity awards in the form of stock options;

•	change in control and post-termination payments and benefits; and

•	other employee benefits and perquisites.

Our Compensation Committee does not have any pre-established policies or targets for the allocation of these compensation elements. Instead, the amount of each element in comparison to the total compensation opportunity for each named executive is largely established by competitive factors that are based upon the Compensation Committee’s review of the survey data from our Peer Group.

In evaluating each executive’s performance, the Compensation Committee generally:

•	sets Company and individual goals and objectives at the beginning of the fiscal year;

•	evaluates, and communicates to the executive, their assessment of the executive’s performance and contributions to the Company; and

•

reviews base salary levels and determines the proportion of total compensation attributable to cash incentive awards and stock compensation awards after taking into account its own subjective assessment and the comparative compensation practices of other companies in the Peer Group.

(a) Base Salary

We compete with many larger companies in attracting and retaining high-quality executive talent. As such, we believe that to remain competitive, our base salaries should be targeted between the 50th and 75th percentile of the range of salaries for executives in similar positions and with similar responsibilities at companies in our Peer Group. Base salaries are designed to provide executives with a level of predictability and stability with respect to a portion of their total compensation package. In establishing base salaries for named executive officers, the Compensation Committee considers the responsibilities, performance, and historical compensation levels of the particular executive. In addition, the Compensation Committee considers internal equity among executives and, by reviewing publicly available compensation information, the base salaries of executives at companies in our Peer Group. Finally, the Compensation Committee evaluates each executive’s base salary in reference to the other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Pursuant to the employment agreement currently in effect between us and our President and Chief Executive Officer, John E. Ahern, which was negotiated during 2007, Mr. Ahern receives a base salary of $460,000 per year. This specific base salary amount was determined after considering the factors described above and as part of an arms-length negotiation between the Compensation Committee and Mr. Ahern. Pursuant to the employment agreement currently in effect between us and our Executive Vice President and Chief Financial Officer, Richard E. Davis, Mr. Davis received a base salary of $345,000 during 2007. In March 2008, the Compensation Committee determined, as part of its annual review of Mr. Davis’ performance discussed above, to increase his annual base salary by four percent to $359,000. If deemed appropriate by the Compensation Committee, base salaries are adjusted from time to time in order to reflect the promotion of an executive officer or to realign salaries with the salaries of executives in comparable positions at companies in our Peer Group, after taking into account such factors as individual performance, scope of responsibility and experience.

(b) Performance-Based Cash Incentive Awards

It is our general philosophy that executives be rewarded for their achievement of the goals the Compensation Committee sets for them. Therefore, each executive officer is eligible to receive an annual cash incentive award pursuant to the terms of such executive’s employment agreement. These discretionary annual cash incentive awards are intended to compensate executives for the achievement of both individual performance objectives and company-wide strategic, operational and financial goals, as well as to provide the executive with added incentive to reach such objectives and goals. Individual performance objectives are generally determined in the first quarter of each fiscal year by our Board in consultation with the executive. Company-wide strategic, operational and financial goals are determined by the Board with the assistance of management at the beginning of each year. Cash incentive awards are generally paid in the first quarter of each year prior to the filing of our Annual Report on Form 10-K for that year.

Pursuant to the terms of Mr. Ahern’s employment agreement, Mr. Ahern is entitled to receive a performance-based annual cash incentive award of up to 36% of his then current base salary for each of 2007 and 2008, provided that (i) Mr. Ahern satisfies certain financial and other performance goals applicable to such fiscal year and (ii) we achieve certain profit targets applicable to such fiscal year, each as established in good faith by the Compensation Committee in consultation with Mr. Ahern. This 36% cap was determined at the conclusion of negotiating Mr. Ahern’s employment agreement during 2007. In arriving at this percentage, the Compensation Committee considered several key factors, including the overall impact on Mr. Ahern’s compensation if the maximum amount were paid and the relative fairness of this performance-based award potential compared to the other named executive officer, Mr. Davis. On February 28, 2008, based upon partial achievement of the corporate objectives, and specifically as it related to the cash management of the Company, the Compensation Committee, in its reasonable discretion, awarded Mr. Ahern a cash incentive award of $55,000 (or approximately 12% of his base salary) for 2007.

Pursuant to the terms of Mr. Davis’ employment agreement, Mr. Davis is entitled to receive an annual cash incentive award of up to 30% of his then current base salary, provided that (i) Mr. Davis satisfies certain financial and other performance goals applicable to such fiscal year and (ii) the Company achieves certain profit targets applicable to such fiscal year, each as established in good faith by the Compensation Committee in consultation with Mr. Ahern and Mr. Davis. On February 28, 2008, based upon partial achievement of the corporate objectives, and specifically as it related to the cash management of the Company, the Compensation Committee, in its reasonable discretion and in consultation with Mr. Ahern, awarded Mr. Davis a cash incentive award of $43,000 (or approximately 12% of his base salary) for fiscal 2007.

(c) Stock Option and Equity Incentive Programs

Performance-based compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program, which is currently administered by the Compensation Committee, is designed to align the long-term interests of our employees and our stockholders, and to assist in the retention of executives. The size of option grants is generally intended to reflect the executive’s position with us and his contributions to the Company, including his success in achieving the individual performance criteria described above. When granting stock options, the Company has fixed the exercise price of such options at 100% of the fair market value of our common stock on the date of grant.

Our stock option program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock option program as a key retention tool. Due to the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is the best method of motivating our executive officers to manage the Company in a manner that is consistent with the interests of the Company and our stockholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to the Company to retain our executive officers and key employees, we realize that it is important to be able to utilize other forms of equity awards as and when we may deem it necessary. The Compensation Committee will periodically evaluate other long-term programs that will continue to reward our executives and key employees and to better align the interests of our executives and key employees with the interests of our stockholders.

Mr. Ahern

The Compensation Committee, in its reasonable discretion, decided to grant Mr. Ahern options to purchase an aggregate of 24,000 shares of Company common stock at an exercise price of $6.70/share in connection with the execution of his new employment agreement on October 18, 2007. In addition, the Compensation Committee granted Mr. Ahern the following options to purchase a total of 21,750 shares of our common stock during 2007:

Date of Grant	Number of Shares Underlying Option	Exercise Price Per Share
4/23/2007	10,000	$15.72
5/04/2007	5,000	$15.53
9/27/2007	6,750	$8.00

The total number of shares underlying option grants to Mr. Ahern during 2007 represented approximately 14% of the total number of shares underlying option grants or other equity based awards made by us. These options vest in 48 equal monthly installments and are exercisable for a period of ten years from the date of grant. However, these options become immediately exercisable in the event of a change of control of the Company.

Mr. Davis

The Compensation Committee, in its reasonable discretion, decided to grant Mr. Davis options to purchase an aggregate of (i) 25,000 shares of our common stock on July 31, 2007 at an exercise price of $11.69 per share and (ii) 6,750 shares of our common stock on September 27, 2007 at an exercise price of $8.00/share. The total number of shares underlying option grants to Mr. Davis during 2007 represented approximately 10% of the total number of shares underlying option grants or other equity based awards made by us. These options vest in four equal annual installments and are exercisable for a period of ten years from the date of grant. However, these options become immediately exercisable in the event of a change of control of the Company.

Except as described above, there is no set formula for the granting of options or other stock awards to our executives. However, it is our practice to make an initial equity-based grant to each executive at the time he commences employment, in an amount that is consistent with those granted to executive officers at companies in the Peer Group at similar levels of seniority and responsibility. In addition, we typically make an annual grant of equity-based compensation to executives at some point during each fiscal year. Discretionary equity-based grants may be made throughout the year to provide an incentive to achieve a specific goal or to reward a significant achievement.

(d) Change of Control and Post-Termination Payments and Benefits

Pursuant to each executive’s employment agreement with us, we have granted to each executive the right to receive certain lump sum payments and/or benefits upon (i) a change of control of the Company and/or (ii) the termination of the executive’s employment in certain circumstances, each as described below under the heading “Termination of Employment and Change in Control Arrangements.” We believe that being able to offer such post-employment and change of control payments and benefits maximizes our ability to attract and retain qualified executives. The change of control payments to which each executive is entitled are “single trigger” payments, meaning that the payments will be made solely upon a change of control of the Company, whether or not the executive’s employment with us is terminated. The rationale for this “single trigger” is to provide a financial incentive to each executive that is designed to mimic the effect of a change of control on outstanding stock options.

(e) Other Employee Benefits and Perquisites

We maintain benefits that are provided to all of our employees, including our named executive officers and their eligible family members, including the following general health and welfare benefit plans: medical, dental, life, short-term and long-term disability, vision, and supplemental life insurance. Certain benefits are contributory, such as medical and dental. Others are paid entirely by us, such as short and long-term disability, group term life and accidental death and disability, or paid by employees, such as vision and supplemental life. There is no difference between the percentage paid to the named executive officers and our other employees.

In addition, all of our full-time employees, including the named executive officers, are eligible to participate in our 401(k) plan, which was adopted in 1996. Our employees must be 21 years of age or older and employed by us for at least one month in order to participate in the 401(k) plan. Employees may defer between 1% and 15% of their pay on an annual basis pursuant to the terms of the 401(k) plan. Executive officers are eligible to participate in our 401(k) plan. In any plan year, we may make matching contributions to each participant. In 2007, we did not make any such matching contributions.

Pursuant to the terms of Mr. Ahern’s employment agreement, we currently pay Mr. Ahern an amount equal to $1,154.45 per month, net of all taxes and required deductions, as reimbursement for the payments made by Mr. Ahern for his health insurance policy with Cigna Healthcare, provided, however, that during the term of Mr. Ahern’s policy with Cigna Healthcare, Mr. Ahern is not entitled to any of the benefits provided to all of our employees as described above to the extent covered by Cigna Healthcare. In addition, during the employment term, Mr. Ahern is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays given by the Company to its officers and employees and receives a monthly car allowance of $1,500.00.

Pursuant to the terms of Mr. Davis’ employment agreement, he is entitled to three weeks of paid vacation per year and is also entitled to all paid holidays.

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to abuses by other companies’ executives involving perquisites. Except as noted above, pursuant to the terms of their employment agreements, each of our named executive officers is entitled to the same perquisites as are provided in our plans and programs that apply to our employees generally.

Impact of Accounting and Tax on Form of Compensation

(f) Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

(g) Impact of SFAS 123R

The Compensation Committee has considered the impact of the Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), on our use of equity incentives as a key retention tool. Because of the significant cost associated with options under SFAS 123R as compared to the potential value delivered, the Compensation Committee may elect to grant more efficient equity instruments instead of stock options. The Compensation Committee will regularly review its choice of equity instrument taking into account both tax and accounting considerations.

Joint Compensation and Options Committee Report

The Joint Compensation and Options Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Joint Compensation and Options Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Joint Compensation and Options Committee of the Board of Directors of NMT Medical, Inc.:

Francis J. Martin, Chair

Daniel F. Hanley, M.D.

David L. West, Ph.D., M.P.H.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal years ended December 31, 2007 and December 31, 2006 for services in all capacities earned by the Named Executives.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation		Total ($)
John E. Ahern	2007	$416,000	—	—	$136,343	$55,000	—	$16,587	(3)	$623,930
President and Chief Executive Officer	2006	$400,000	—	—	$180,712	—	—	$18,420	(4)	$599,132

Richard E. Davis	2007	$339,721	—	—	$22,764	$43,000	—	—		$405,485
Executive Vice President and Chief Financial Officer	2006	$300,000	—	—	$43,003	$135,000	—	$6,600	(5)	$484,603

(1)	The amounts included in the “Option Awards” column are based on the dollar amount recognized for financial statement reporting purposes pursuant to the Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) with respect to fiscal 2007 and 2006. For additional information regarding the assumptions used by us with respect to the valuation of option awards refer to Note 10—“Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and 2006.
(2)	Reflects a payment pursuant to Mr. Ahern’s and Mr. Davis’ employment agreements upon the Joint Compensation and Options Committee determination of performance objectives attainment. Please see “Compensation Discussion and Analysis—Performance-Based Cash Incentive Awards” elsewhere in this proxy statement for additional information regarding Mr. Ahern’s and Mr. Davis’ performance-based cash incentive awards. These amounts were earned in the fiscal year noted but paid in the first quarter of the next fiscal year.
(3)	Consists of a monthly car allowance effective October 18, 2007 of $3,692 and $12,895 paid by the Company as a reimbursement for payments made by Mr. Ahern during 2007 for his health insurance policy with Cigna Healthcare.
(4)	Consists of 401(k) employer matching contributions of $6,600 paid on Mr. Ahern’s behalf and $11,820 paid by the Company as reimbursement for the payments made by Mr. Ahern during 2006 for his health insurance policy with Cigna Healthcare.
(5)	Consists of 401(k) employer matching contributions paid on Mr. Davis’ behalf.

Fiscal 2007 Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards made to the Named Executives during the fiscal year ended December 31, 2007:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
John E. Ahern	12/19/2006	(4)	—	$150,000	—	—	—	—	—	—		—	—
	4/23/2007		—	—	—	—	—	—	—	10,000	(5)	$15.72	$76,483
	5/4/2007		—	—	—	—	—	—	—	5,000	(5)	$15.53	$37,784
	9/27/2007		—	—	—	—	—	—	—	6,750	(6)	$8.00	$25,478
	10/18/2007		—	—	—	—	—	—	—	24,000	(7)	$6.70	$76,084

Richard E. Davis	12/19/2006	(4)	—	$90,000	—	—	—	—	—	—		—	—
	7/31/2007		—	—	—	—	—	—	—	25,000	(8)	$11.69	$138,687
	9/27/2007		—	—	—	—	—	—	—	6,750	(9)	$8.00	$25,478

(1)	Based on targets under “Compensation Discussion and Analysis— Performance-Based Cash Incentive Awards” set forth elsewhere in this proxy statement. Although each of Mr. Ahern’s and Mr. Davis’ employment agreement contains a stated maximum amount with respect to the annual performance-based cash incentive and equity awards that each executive may receive, the Joint Compensation and Options Committee may, if in its reasonable discretion it determines that the applicable performance objectives were exceeded, award each executive an amount greater than such stated maximum.

(2)	The exercise price of the stock option is equal to the closing price of the common stock as reported by the NASDAQ Global market.
(3)	For additional information regarding the assumptions made in determining the aggregate grant date fair value of the option awards refer to Note 10—“Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and 2006.
(4)	The Board determined the targets for the potential 2007 performance-based incentive and equity awards to be made to executives at a meeting held on December 19, 2006.
(5)	These options were granted under the Company’s 2001 Stock Incentive Plan, as amended, and vest in 48 equal monthly installments on each monthly anniversary of the grant date.
(6)	These options were granted under the Company’s 1998 Stock Incentive Plan, as amended, and vest in 48 equal monthly installments on each monthly anniversary of the grant date.
(7)	These options were granted under the Company’s 2007 Stock Incentive Plan, as amended, and vest in 48 equal monthly installments on each monthly anniversary of the grant date.
(8)	These options were granted under the Company’s 2001 Stock Incentive Plan, as amended, and vest in four equal annual installments on each yearly anniversary of the grant date.
(9)	These options were granted under the Company’s 2007 Stock Incentive Plan, as amended, and vest in four equal annual installments on each yearly anniversary of the grant date.

Employment Agreements

John E. Ahern

Mr. Ahern has been employed by us since September 21, 2000. On October 18, 2007, we entered into a third amended and restated employment agreement with Mr. Ahern, which is referred to in this proxy statement as the Ahern employment agreement, providing for a term of employment commencing on October 18, 2007 and ending on June 30, 2009. Under the Ahern employment agreement, Mr. Ahern receives a base salary of $460,000 per year and is entitled to receive an annual performance-based cash incentive award of up to 36% of his annual base salary then in effect for the relevant fiscal year, provided that Mr. Ahern satisfies certain financial and other performance goals applicable to such fiscal year to be established in good faith by the Compensation Committee in consultation with Mr. Ahern on an annual basis.

Pursuant to the terms of the Ahern employment agreement, Mr. Ahern is entitled to receive an annual performance-based cash incentive award of up to 36% of his then-current base salary, provided that (i) Mr. Ahern satisfies certain financial and other performance goals applicable to such fiscal year and (ii) that we achieve certain profit targets applicable to such fiscal year, each as established in good faith by the Compensation Committee in consultation with Mr. Ahern. The Compensation Committee, in its reasonable discretion, decided to award Mr. Ahern a performance-based cash incentive award of $55,000 for fiscal 2007.

The Ahern employment agreement also provided for the grant, effective on October 18, 2007, to Mr. Ahern of a stock option to purchase 24,000 shares of our common stock, with such option vesting in 48 equal monthly installments on each monthly anniversary of the date of grant and becoming immediately exercisable in the event of a Change of Control of the Company (as defined in the Ahern employment agreement) or the termination of Mr. Ahern’s employment without cause pursuant to Section 14 of the Ahern employment agreement.

The Compensation Committee, in its reasonable discretion, decided to grant Mr. Ahern options to purchase an aggregate of 15,000 shares of common stock, for fiscal 2007 under the Company’s 2001 Stock Incentive Plan, as amended. This aggregate total consisted of (i) one option granted on April 23, 2007 to purchase 10,000 shares of our common stock at an exercise price of $15.72 per share, the closing price of our Common Stock on the date of grant, and (ii) one option granted on May 4, 2007 to purchase 5,000 shares of our common stock at an exercise price of $15.53 per share, the closing price of our Common Stock on the date of grant. These options vest in 48 equal monthly installments on each monthly anniversary of the date of grant and are exercisable for a period of ten years from the date of grant. Notwithstanding the foregoing, these options become immediately exercisable in the event of a change of control of the Company, which is defined in the Ahern employment agreement as (i) any merger or consolidation of the Company with or into another entity as a result of which all shares of common stock (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all shares of common stock for cash, securities or other property pursuant to a statutory share exchange transaction.

Pursuant to the terms of the Ahern employment agreement, we reimburse Mr. Ahern on a monthly basis, net of taxes and required deductions, an amount equal to the payments made by Mr. Ahern for his health insurance policy with Cigna Healthcare, provided, however, that during the term of Mr. Ahern’s policy with Cigna Healthcare, Mr. Ahern is not entitled to any of the benefits provided to all of our employees as described above to the extent covered by Cigna Healthcare. In addition, during the employment term, Mr. Ahern is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays given by the Company to its officers and employees. The Company has also agreed to provide Mr. Ahern with a monthly automobile allowance of $1,500. Mr. Ahern has agreed not to compete with us for a period of one year after he ceases to be employed by us.

Please see “Termination of Employment and Change in Control Arrangements—John E. Ahern” below for additional information regarding the potential post-termination and change in control payments that may be made to Mr. Ahern pursuant to the Ahern employment agreement.

Richard E. Davis

Mr. Davis has been employed by us since February 14, 2001. On April 15, 2008, we entered into a second amendment to the amended and restated employment agreement, dated May 20, 2004, between us and Mr. Davis, pursuant to which, among other things, Mr. Davis’ annual salary was increased to $359,000 effective as of February 14, 2008. During fiscal 2007, pursuant to a resolution by our Board in 2005, Mr. Davis’ annual salary was $300,000 until it was increased to $345,000, effective February 14, 2007, by vote of the Compensation Committee on July 27, 2007. On August 14, 2006, we entered into a first amendment to the amended and restated employment agreement (the amended and restated employment agreement, as amended by both the first and second amendments thereto, is referred to in this proxy statement as the Davis employment agreement), pursuant to which, among other things, Mr. Davis’ term of employment was extended until December 31, 2008 with automatic renewal for a period of one year in the event that the Company does not provide Mr. Davis with notice of non-renewal within a specified period of time.

Pursuant to the terms of the Davis employment agreement, Mr. Davis is entitled to receive an annual performance-based cash incentive award of up to 30% of his then-current base salary, provided that (i) Mr. Davis satisfies certain financial and other performance goals, which, during fiscal 2007, included goals related to our financial statements, manufacturing efficiencies and interaction with the investment community, and (ii) the Company achieves certain profit targets applicable to the fiscal year, each as established in good faith by the Compensation Committee in consultation with Mr. Ahern and Mr. Davis. The Compensation Committee, in its reasonable discretion and in consultation with Mr. Ahern, decided to award Mr. Davis a performance-based cash incentive award of $43,000 for fiscal 2007.

Mr. Davis has agreed not to compete with us for a period of one year after he ceases to be employed by the Company.

On July 31, 2007, the Joint Compensation and Options Committee, in its reasonable discretion, decided to grant Mr. Davis options to purchase an aggregate of 25,000 shares of our common stock, at an exercise price of $11.69 per share, the closing price of our Common Stock on the date of grant, under our 2001 Stock Incentive Plan, as amended. These options vest in four equal annual installments on each yearly anniversary of the date of grant and are exercisable for a period of ten years from the date of grant. Notwithstanding the foregoing, these options become immediately exercisable in the event of a change of control of the Company, which is defined in the Davis employment agreement as (a) any merger or consolidation of the Company with or into another entity as a result of which all shares of our common stock (other than shares held by the acquiring entity) are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all shares of our common stock for cash, securities or other property pursuant to a statutory share exchange transaction.

Please see “Termination of Employment and Change in Control Arrangements—Richard E. Davis” below for additional information regarding the potential post-termination and change in control payments that may be made to Mr. Davis pursuant to the Davis employment agreement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information regarding outstanding option awards held by the Named Executives as of December 31, 2007:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John E. Ahern	33,062	(2)	—	(2)	—	$2.156	09/20/2010	—	—	—	—
	50,000	(2)	—	(2)	—	$5.03	10/24/2011	—	—	—	—
	50,000	(2)	—	(2)	—	$7.07	02/18/2012	—	—	—	—
	50,000	(3)	—	(3)	—	$6.60	03/05/2012	—	—	—	—
	75,000	(2)	—	(2)	—	$3.03	12/29/2012	—	—	—	—
	65,000	(2)	—	(2)	—	$2.97	02/19/2013	—	—	—	—
	8,072	(2)	4,428	(2)	—	$7.80	05/15/2015	—	—	—	—
	7,552	(2)	4,948	(2)	—	$10.05	07/06/2015	—	—	—	—
	11,979	(2)	13,021	(2)	—	$17.01	01/09/2016	—	—	—	—
	11,979	(2)	13,021	(2)	—	$17.30	01/10/2016	—	—	—	—
	1,666	(2)	8,334	(2)	—	$15.72	04/23/2017	—	—	—	—
	729	(2)	4,271	(2)	—	$15.53	05/04/2017	—	—	—	—
	421	(2)	6,329	(2)	—	$8.00	09/27/2017	—	—	—	—
	1,000	(2)	23,000	(2)	—	$6.70	10/18/2017	—	—	—	—

Richard E. Davis	18,500	(2)	—	(2)	—	$5.03	10/24/2011	—	—	—	—
	30,000	(3)	—	(3)	—	$6.60	03/05/2012	—	—	—	—
	40,000	(2)	—	(2)	—	$5.76	07/30/2012	—	—	—	—
	20,000	(3)	—	(3)	—	$4.19	06/17/2013	—	—	—	—
	4,500	(3)	4,500	(3)	—	$3.50	09/21/2014	—	—	—	—
	19,000	(4)	—	(4)	—	$16.34	11/18/2015	—	—	—	—
	—	(3)	25,000	(3)	—	$11.69	07/31/2017	—	—	—	—
	—	(3)	6,750	(3)	—	$8.00	09/27/2017	—	—	—	—

(1)	The expiration date of each option occurs 10 years after the date of grant of each option.
(2)	These options vest in 48 equal monthly installments beginning with the first month anniversary of the date of grant.
(3)	These options vest in four equal annual installments beginning with the first year anniversary of the date of grant.
(4)	This option immediately vested on the date of grant, which was November 18, 2005

Option Exercises and Stock Vested During Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John E. Ahern	10,000	$121,840	—	—
Richard E. Davis	4,500	$48,780	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Termination of Employment and Change in Control Arrangements

John E. Ahern

Pursuant to the terms of the Ahern employment agreement, if (i) we terminate the Ahern employment agreement for cause (as defined in the Ahern employment agreement), (ii) Mr. Ahern voluntarily terminates his employment with or without cause or (iii) Mr. Ahern’s employment is terminated by the Company due to Mr. Ahern’s death or disability, upon such termination, Mr. Ahern will not be entitled to any further payments (other than base salary and benefits earned to the date of termination). If Mr. Ahern’s employment is terminated due to his death or disability, and the Company has not terminated Mr. Ahern’s employment for cause, any options to purchase common stock held by Mr. Ahern will immediately vest in full and will remain exercisable for a period of one year following the date of Mr. Ahern’s termination, and will thereafter expire.

In the event that Mr. Ahern is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination, including any performance-based annual cash incentive award in the reasonable discretion of the Joint Options and Compensation Committee) the following:

•	his base salary for a period of twelve months from the termination date; and

•	continued healthcare insurance coverage for a period of 18 months after the termination date.

In order to reward Mr. Ahern if there were a liquidity event for our stockholders, the Ahern employment agreement also provides for a cash payment to Mr. Ahern in the event of a change of control of the Company, as defined therein. Such cash payment is equal to a percentage ranging from 1% to 4.2% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Ahern will vary based on the amount of the total deal consideration.

In addition, pursuant to the Ahern employment agreement, Mr. Ahern was granted, effective on October 18, 2007, a stock option to purchase 24,000 shares of the common stock of the Company at an exercise price of $6.70 per share, with such option vesting in 48 equal monthly installments on each monthly anniversary of the date of grant and becoming immediately exercisable in the event of a Change of Control of the Company (as defined in the Ahern employment agreement). Pursuant to the terms of Mr. Ahern’s prior employment agreements with the Company, the Company granted Mr. Ahern a stock option to purchase an aggregate of 150,000 shares of our common stock at an exercise price of $2.156 per share and a stock option to purchase an aggregate of 75,000 shares of our common stock at an exercise price of $3.03 per share, each to vest in 48 equal monthly installments on each monthly anniversary of the date of such option grant. These options have fully vested and become immediately exercisable upon a change of control of the Company.

Richard E. Davis

If (i) we terminate the Davis employment agreement for cause (as defined in the Davis employment agreement), (ii) Mr. Davis voluntarily terminates his employment with or without cause or (iii) Mr. Davis’ employment is terminated by the Company due to Mr. Davis’ death or disability, upon such termination, Mr. Davis will not be entitled to any further payments (other than base salary and benefits earned to the date of termination). Pursuant to the Davis employment agreement, in the event Mr. Davis dies during the term of his employment or a change of control of the Company occurs during such term, normal employee medical and dental insurance benefits shall be continued on an insured basis for each of Mr. Davis’ children who is under the age of 22 at the time of such event, Mr. Davis’ spouse and, in the case of a change in control of the Company, Mr. Davis for a period of 24 months following the month in which such event occurs. In addition, in the event the Company does not renew the Davis employment agreement in accordance with the terms thereof, normal employee medical and dental insurance benefits shall be continued on an insured basis for each of Mr. Davis’ children who is under the age of 22 at the time of such event, Mr. Davis’ spouse and Mr. Davis for a period of 12 months following the month in which the Davis employment agreement is no longer in effect.

In the event that Mr. Davis is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination) the following:

•	his base salary for a period of 12 months from the termination date; and

•

his performance-based cash incentive award for the fiscal year in which such termination is effected, as if Mr. Davis had served throughout such fiscal year and had satisfied the relevant goals for such fiscal year.

In order to reward Mr. Davis if there were a liquidity event for our stockholders, the amended and restated employment agreement, as amended to date, also provides for a cash payment to Mr. Davis in the event of a change of control of the Company, as defined in such agreement. Such cash payment is equal to a percentage ranging from 0.33% to 1.4% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Davis will vary based on the amount of the total deal consideration.

Potential Payments Upon Termination or Change in Control

The following tables describe the potential payments and benefits under each executive’s employment agreement with the Company to which the Named Executive would be entitled upon (i) termination of employment or (ii) a change in control of the Company. The amounts shown assume that the termination or change in control was effective on December 31, 2007, the last business day of our fiscal year. The actual amounts which would be paid out to the executives can only be determined at the time of the executive’s actual departure.

The amounts shown in the tables include:

•	amounts payable under the executive’s employment agreement; and

•	market value of stock vesting upon termination or change of control.

•	The amounts shown in the tables do not include earned but unpaid salary and vacation.

Potential Post-Employment or Change in Control Payments—John E. Ahern

Circumstance	Base Salary Continuation		Bonus		Benefits Continuation		Value of Accelerated Unvested Stock Options		Cash Payment			Total
Involuntary Termination Without Cause	$460,000	(1)	—	(2)	$23,208	(3)	—			—			$483,208
Death or Disability and No Termination for Cause	—		—		—		$0	(4)		—			—
Change in Control	—		—		—		$0	(4)	$ $	731,282 - 3,071,386	(5)	$ $	731,282 - 3,071,386

(1)	Pursuant to the terms of the Ahern employment agreement, Mr. Ahern is entitled to one year of base salary based on his then-current salary level.
(2)	Assumes that the Joint Compensation and Options Committee determined not to pay any performance-based annual cash incentive award to Mr. Ahern upon his involuntary termination without cause.
(3)	Consists of medical and dental coverage for up to 18 months pursuant to the Ahern employment agreement, based on current premium rates.
(4)	All unvested options are assumed to have vested in full as of December 31, 2007. The amount shown in this column is based on December 31, 2007 closing price of $5.62 per share of our common stock on the NASDAQ Global Market. All of Mr. Ahern’s unvested stock options are priced higher than the December 31, 2007 closing price of $5.62 and are not currently in-the-money. Please refer to the 2007 Outstanding Equity Awards table for specific details.
(5)	Assumes that the total consideration paid by an acquirer in a change in control transaction is $73,128,238 based on (i) 13,012,142 shares outstanding at December 31, 2007 and (ii) December 31, 2007 closing price of $5.62 per share of our common stock on the NASDAQ Global Market. This payment is calculated by multiplying the transaction value ($73,128,238) by the range set forth in the Ahern employment agreement (1% to 4.2%).

Potential Post-Employment or Change in Control Payments—Richard E. Davis

Circumstance	Base Salary Continuation		Bonus		Benefits Continuation		Value of Accelerated Unvested Stock Options		Cash Payment			Total
Involuntary Termination Without Cause	$359,000	(1)	$107,700	(2)	—		$9,540	(3)		—			$472,040
Death During Term of Employment	—		—		$32,142	(4)	—			—			$32,142
Non-Renewal of Employment Agreement	—		—		$16,071	(5)	—			—			$16,071
Change in Control	—		—		$32,142	(6)	$9,540	(3)	$ $	241,323 - 1,023,795	(7)	$ $	283,005 - 1,065,477

(1)	Pursuant to the terms of the Davis employment agreement, Mr. Davis is entitled to one year of base salary based on his then-current salary level.
(2)	Pursuant to the terms of the Davis employment agreement, Mr. Davis is entitled to his annual cash incentive award for the fiscal year in which the termination is effected, as if Mr. Davis had served throughout such fiscal year and had satisfied the goals for such fiscal year
(3)	All options granted under the Davis employment agreement vest in full. All unvested options are assumed to have vested in full as of December 31, 2007. The amount shown in this column is based on December 31, 2007 closing price of $5.62 per share of our common stock on the NASDAQ Global Market. Most of Mr. Davis’ unvested stock options are priced higher than the December 31, 2007 closing price of $5.62 and are not currently in-the-money. Please refer to the 2007 Outstanding Equity Awards table for specific details.
(4)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22 and Mr. Davis’ spouse for a period of 24 months, based on current premium rates.
(5)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22, Mr. Davis’ spouse and Mr. Davis for a period of 12 months, based on current premium rates.
(6)	Consists of medical and dental coverage for each of Mr. Davis’ children under the age of 22, Mr. Davis’ spouse and Mr. Davis for a period of 24 months, based on current premium rates.
(7)	Assumes that the total consideration paid by an acquirer in a change in control transaction is $73,128,238 based on (i) 13,012,142 shares outstanding at December 31, 2007 and (ii) December 31, 2007 closing price of $5.62 per share of our common stock on the NASDAQ Global Market. This payment is calculated by multiplying the transaction value ($73,128,238) by the range set forth in the Davis employment agreement (0.33% to 1.4%).

DIRECTOR COMPENSATION

Cash Compensation

In fiscal 2007, each non-employee director of the Company not otherwise compensated by the Company received a fee of $2,000 for attendance at each Board meeting, except for the Lead Director, who received $2,500, $1,000 for attendance at each telephonic Board meeting, except for the Lead Director, who received $1,250, $1,000 for attendance at each committee meeting, except for the Chair of such committee, who received $1,500, and $500 for attendance at each telephonic committee meeting, except for the Chair of such committee, who received $750. In addition, each director also received an annual retainer of $15,000 paid on January 1, except for the Lead Director, who received $18,000.

Beginning in fiscal 2008, each non-employee director of the Company not otherwise compensated by the Company receives $25,000 per year for their services as directors, except for the Chairman of our Board, who receives $39,000 per year for his services as Chairman of the Board. In addition, (i) each director who serves on the Audit Committee receives an additional $7,000 per year, (ii) each director who serves on the Joint Compensation and Stock Option Committee or Nominating and Corporate Governance Committee receives an additional $5,000 per year, and (iii) each director who serves as committee chairperson receives an additional $4,000 per year for his or her service as a committee chairperson. All directors receive reimbursement of travel expenses incurred in connection with their attendance at Board and committee meetings.

Stock Compensation

In 1996, the Board adopted, and the stockholders approved, the 1996 Stock Option Plan for Non-Employee Directors. In 2007, the Board adopted, and the stockholders approved, the 2007 Plan. In keeping with prior practice under the 1996 Stock Option Plan for Non-Employee Directors, the 2007 Plan provides for an option grant to purchase 20,000 shares of our common stock to each new non-employee director upon his or her initial election to the Board. Generally this option grant vests in equal monthly installments over a three-year period. In addition to this initial grant, immediately following each annual meeting of stockholders, each eligible director, other than any eligible director first elected to the Board within the 12 months immediately preceding and including such meeting, is granted an option to purchase 5,000 shares of our common stock as of the date of such meeting. In addition, following each annual meeting of stockholders, each eligible director who served as a member of a committee of the Board during the preceding year is granted an additional option to purchase (i) 2,000 shares of our common stock if such director served as chairperson of such committee or (ii) 1,000 shares of our common stock if such director did not serve as chairperson of such committee. The Director’s Plan expired by its terms in June 2006.

Effective with our 2005 Annual Meeting of Stockholders and annually thereafter, our Lead Director is granted an additional option to acquire 2,000 shares of our common stock, at an exercise price equal to the then fair market value of the common stock on the date of grant. The terms and conditions of this Lead Director grant will be substantially similar to our annual option grants made to our non-employee directors generally. The Lead Director grant will be in addition to any other option grant or other award that the Lead Director may otherwise be entitled to as a result of such director’s Board and committee membership and participation.

These annual option grants become fully vested six months after the date of grant. The exercise price of options granted under the Director’s Plan or under any other appropriate plan is equal to the fair market value of the common stock on the date of grant. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee, for the portion then exercisable, at any time within one year after the optionee ceases to serve as a director of the Company.

The following table sets forth the compensation paid to each of our non-employee directors in 2007.

Fiscal 2007 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cheryl L. Clarkson	$50,000	—	$54,725	—	—	—	$104,725
Daniel F. Hanley, M.D.	$33,500	—	$32,793	—	—	—	$66,293
James E. Lock, M.D.	$32,000	—	$27,327	—	—	—	$59,327
James J. Mahoney, Jr(4)	$10,250	—	$4,111	—	—	—	$14,361
Francis J. Martin	$44,250	—	$52,725	—	—	—	$96,975
Harry A. Schult(5)	$33,500	—	$0	—	—	—	$33,500
David L. West, Ph.D., MPH(6)	$18,500	—	$17,339	—	—	—	$35,839

(1)	John E. Ahern serves as a director but has been omitted from this table since he receives no compensation for serving on our board of directors.
(2)	The amounts included in the “Option Awards” column are based on the dollar amount recognized for financial statement reporting purposes pursuant to the Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”) with respect to fiscal 2007. For additional information regarding the assumptions used by us with respect to the valuation of option awards refer to Note 10 – “Share-Based Compensation” in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(3)	The following table shows the aggregate number of option awards, as well as the grant date fair value of the option awards, made during 2007:

Name	Aggregate Option Awards made during 2007 (#)	Grant Date Fair Value of Option Awards made during 2007 ($)
Cheryl L. Clarkson	10,000	$56,637
Daniel F. Hanley, M.D.	6,000	$33,982
James E. Lock, M.D.	5,000	$28,318
James J. Mahoney, Jr	20,000	$63,014
Francis J. Martin	10,000	$56,637
Harry A. Schult(5)	8,000	$45,310
David L. West, Ph.D., MPH	20,000	$114,365

(4)	Mr. Mahoney joined the board on October 18, 2007. He was named Chairman of the Board on January 30, 2008.
(5)	Mr. Schult resigned from the board on October 18, 2007. He was granted an option award in 2007, but this award did not vest and was forfeited.
(6)	Dr. West joined the board on July 12, 2007.

The following table shows the aggregate number of outstanding stock options held by each of our directors as of December 31, 2007. Option grants made to directors upon their initial election to the Board vest over a three-year period. Annual meeting option grants made to directors vest in full on the six-month anniversary of the date of grant:

Name	Stock Options Exercisable (#)	Stock Options Unexercisable (#)
Cheryl L. Clarkson	65,000	—
Daniel F. Hanley, M.D.	44,000	—
James E. Lock, M.D.	21,300	—
James J. Mahoney, Jr.	1,111	18,889
Francis J. Martin	67,000	—
Harry A. Schult	35,000	—
David L. West, Ph.D., MPH	—	20,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance as of December 31, 2007 under the Company’s equity compensation plans, including the 1996 Stock Option Plan, the 1998 Stock Incentive Plan, the 2001 Plan and the 2007 Stock Incentive Plan. All of the Company’s equity compensation plans were adopted with the approval of its stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	1,731,807	$7.41	550,700
Equity compensation plans not approved by security holders	—	—	—

Total	1,731,807	$7.41	550,700

(1)	Includes 12 shares of common stock issuable under the Company’s 1998 Stock Incentive Plan, 14,438 shares of common stock issuable under the 2001 Plan and 536,250 shares of common stock issuable under the Company’s 2007 Stock Incentive Plan.

PROPOSAL 2—RATIFICATION OF THE SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected the firm of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2008. On August 8, 2007, our Audit Committee dismissed Ernst & Young LLP as our independent registered public accounting firm, as disclosed in the Form 8-K the Company filed with the Securities and Exchange Commission on August, 10, 2007, and selected Deloitte & Touche to serve as our independent registered public accounting firm to review our consolidated financial statements beginning with the fiscal quarter ended September 30, 2007 and to serve as our independent registered public accounting firm for the year ended December 31, 2007. Although stockholder approval of the Board’s selection of Deloitte & Touche is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, the Board may reconsider its selection.

A representative from Deloitte & Touche is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from stockholders.

THE BOARD BELIEVES THAT RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and has discussed these financial statements with our management and our independent registered public accounting firm, Deloitte & Touche. Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Deloitte & Touche is responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of these processes.

In response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of our system of internal control over financial reporting for the year ended December 31, 2007. The Audit Committee provided oversight and guidance to management and financial personnel during the testing and evaluation process. In connection with this oversight, both management and Deloitte & Touche regularly provided updates to the Audit Committee at Audit Committee meetings. At the conclusion of the process, management presented to the Audit Committee for its review a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Deloitte & Touche’s report included in the Annual Report on Form 10-K for the year ended December 31, 2007 related to their audit of the effectiveness of internal control over financial reporting. The Audit Committee will continue to oversee the efforts pertaining to internal control over financial reporting and management’s preparations for the evaluation of internal controls in the fiscal year ending December 31, 2008.

The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions,

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus,

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1., Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Deloitte & Touche its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of NMT Medical, Inc.:

James J. Mahoney Jr., Chair

Cheryl L. Clarkson

Francis J. Martin

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Auditors’ Fees

On August 8, 2007, our Audit Committee dismissed Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm and engaged Deloitte & Touche to serve as our independent registered public accounting firm. Fees for professional services rendered by Deloitte & Touche and Ernst & Young for fiscal 2007 and fiscal 2006 were as follows:

Fee Category	Fiscal Year 2007	Fiscal Year 2006
Audit Fees(1)	$416,000	$291,000
Audit Related Fees(2)	—	—
Tax Fees(3)	227,000	200,000
All Other Fees(4)	7,000	13,000

Total Fees	$650,000	$504,000

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Of the $416,000 billed in audit fees for fiscal 2007, $180,000 was billed by Deloitte & Touche and $236,000 was billed by Ernst & Young. The audit fees for 2006 were all billed by Ernst & Young.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements, which are not reported under “Audit Fees.”
(3)	Tax fees consist of tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of U.S. federal income tax returns, preparation of state income and franchise tax returns, preparation of European subsidiary returns, consultation on state sales tax compliance issues and European VAT compliance, accounted for $227,000 of the total tax fees billed in fiscal 2007 and $200,000 of the total tax fees billed in fiscal 2006. Tax advice and tax planning services relate to assistance with tax audits and appeals, employee benefit plans and requests for rulings or technical advice from taxing authorities. None of the tax fees billed in fiscal 2007 and fiscal 2006 were provided under the de minimis exception to the Audit Committee pre-approval requirements. Of the $227,000 billed for tax fees for fiscal 2007, $65,000 was billed by Deloitte & Touche and $162,000 was billed by Ernst & Young. Of the $200,000 billed in tax fees for fiscal 2006 $148,000 was billed by Ernst & Young and $52,000 was billed by Deloitte and Touche.
(4)	All other fees consist of fees related to the filing of a registration statement on Form S-3 and a registration statement on a Form S-8. These fees were incurred by the independent auditor of record at the time of the filing, Deloitte & Touche for 2007 and Ernst & Young for 2006. None of the all other fees billed in fiscal 2007 and 2006 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 8, 2007, the Audit Committee dismissed Ernst & Young as our independent registered public accounting firm and engaged Deloitte & Touche to serve as our independent registered public accounting firm.

The reports of Ernst & Young on our consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2005 and 2006 and through August 8, 2007, (a) there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference thereto in their reports on the financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has furnished Ernst & Young with a copy of the disclosures contained in Item 4.01 of Form 8-K/A filed on August 20, 2007 and requested that Ernst & Young furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in Item 4.01 of Form 8-K/A filed on August 20, 2007. A copy of such letter dated August 20, 2007 is attached as Exhibit 16.2 to Form 8-K/A filed on August 20, 2007.

During our fiscal years ended December 31, 2005 and 2006 and through August 8, 2007, neither the Company nor anyone on behalf of the Company consulted with Deloitte & Touche on any matter regarding: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

ADDITIONAL INFORMATION

Matters to be Considered at the Meeting

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. The Company will also request that brokerage houses, custodians, nominees and fiduciaries all forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting such proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: Secretary, NMT Medical, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625, (617) 737-0930. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

Stockholder Proposals for 2009 Annual Meeting

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Company at its principal offices, 27 Wormwood Street, Boston, Massachusetts 02210-1625 no later than January 17, 2009 in order to be considered for inclusion in the proxy statement for that meeting.

If a stockholder of the Company wishes to present a proposal before the 2009 Annual Meeting of Stockholders but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by January 17, 2009. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

Electronic Voting

If you own your shares of our common stock of record, you may vote your shares over the Internet at www.voteproxy.com or telephonically by calling 1-800-PROXIES (1-800-776-9437) and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 17, 2008.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors,

Richard E. Davis, Secretary

May 1, 2008

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE (OR VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE). PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR STOCK PERSONALLY EVEN IF YOU HAVE SENT IN YOUR PROXIES.

NMT MEDICAL, INC.

ANNUAL MEETING OF STOCKHOLDERS—JUNE 18, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints John E. Ahern and Richard E. Davis, and each of them, with power of substitution and revocation, as Proxies to represent and vote as designated hereon all the shares of stock of NMT MEDICAL, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Flagship Ballroom at the Seaport Hotel, One Seaport Lane, Boston, Massachusetts 02210, on Wednesday, June 18, 2008 at 1:00 p.m., Boston, Massachusetts time, and at any adjournment thereof.

UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS:

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PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date.

ANNUAL MEETING OF STOCKHOLDERS

NMT MEDICAL, INC.

June 18, 2008

Please date, sign and mail your

proxy card back as soon as possible.

Please detach and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

PROPOSAL 1—Election of Directors:

NOMINEES
☐ FOR ALL NOMINEES	O John E. Ahern
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Cheryl L. Clarkson
☐ FOR ALL EXCEPT (See instructions below)	O Daniel F. Hanley, M.D
O James E. Lock, M.D
O James J. Mahoney, Jr.
O Francis J. Martin
O David L. West, Ph.D., M.P.H.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

	FOR	AGAINST	ABSTAIN
PROPOSAL 2—
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature Of Stockholder                                               Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.